MTM TECHNOLOGIES, INC. ACQUIRES PREMIER IT SOLUTION PROVIDER
NETWORK CATALYST, INC.

  o  ADDS WEST COAST PRESENCE AND EXPANDS VOIP AND NETWORK PRACTICES

  o  COMPLETES ADDITIONAL INVESTMENT FROM PEQUOT VENTURES OF $5.5 MILLION


VALLEY COTTAGE, NY -- SEPTEMBER 17, 2004 -- MTM Technologies, Inc. (NASDAQ:MTMC), a leading computer and communications technology management company providing IT networking and data center services, including storage, security, messaging, and VOIP solutions, today announced that it acquired the assets and business operations of Network Catalyst, Inc., a Cisco Gold Certified Partner and Nortel Elite Solutions provider of advanced technology solutions in VOIP, infrastructure, and security. MTM Technologies also announced that on September 16, 2004, it completed a $5.5 million equity investment by Pequot Ventures, the private equity arm of Pequot Capital Management, Inc., a leading investment firm.

The acquisition of Network Catalyst expands MTM Technologies' presence from New York and Southern New England to major markets in Southern California, including Los Angeles. Network Catalyst founder and CEO Bill Corbin and his senior management team will be leading MTM Technologies' West Coast business, with four offices serving Southern California.

"VOIP, IT infrastructure, and security, Network Catalyst's core competencies, are three of the cornerstones of MTM Technologies' strategy," said Francis J. Alfano, MTM Technologies' CEO. "The addition of Network Catalyst provides our combined clients with an exciting array of IT solutions specifically engineered to meet the needs of middle market businesses. This acquisition expands MTM Technologies' offerings into the West Coast market and helps drive our continuing national expansion program. Since launching its growth-through-acquisition strategy, MTM Technologies has grown significantly. MTM Technologies and the acquired businesses would have had combined FY2003 annual revenues of $91 million. We are on track to have a significant national practice within 18 months, as we continue executing our strategy of acquiring solutions-oriented IT providers."

"As the marketplace for integrated services and managed solutions continues to evolve, it is of paramount importance for Network Catalyst to align itself with an organization that has national scope. These combined capabilities will enable the company to deliver a broad range of offerings that reach across our client's network into the applications that are driving their decisions. We believe that MTM Technologies' strategy, vision, execution, and solution offerings, combined with our networking expertise, will create the benchmark for delivering integrated services for the future," said Bill Corbin, CEO of Network Catalyst.

On May 20, 2004, MTM Technologies' shareholders approved an investment of up to $25 million by Pequot Ventures. The approved transactions authorized the sale to Pequot Ventures of up to $25 million of convertible preferred stock and warrants in tranches. MTM Technologies completed the initial $7 million tranche of the Pequot Ventures investment on May 21, 2004 and completed a second $5.5 million tranche on September 16, 2004. The second tranche of $5.5 million is in the form of preferred stock, convertible into 2,000,000 shares of MTM Technologies' common stock at a conversion price of $2.75 per share, and 400,000 warrants with an exercise price of $3.44 per share. The purchase of any or all of the third tranche, in an aggregate investment amount of up to $12.5 million, is solely at Pequot Venture's option.

Pequot Venture's Managing General Partner and MTM Technologies' Chairman of the Board, Gerald A. Poch, noted that "MTM Technologies is well positioned to become a leading national provider of IT solutions to the middle market. This acquisition, by adding a major West Coast presence and significant VOIP capabilities, is a key milestone in MTM Technologies' build-out of a national middle market solution provider. We are very excited about the completion of our second investment in MTM Technologies' growth strategy."


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ABOUT MTM TECHNOLOGIES, INC.

MTM Technologies, Inc. is a leading computer and communications technology management company providing IT networking and data center services, including storage, security, messaging and VOIP solutions. MTM Technologies' practices in Network Analysis, Network & Systems Management, Internet Services, IT Consulting, Data & Network Security, Network Infrastructure Engineering, Integrated Communications, Technology Acquisition and Deployment, Process Automation, and Enterprise LifeCycle Managed Services create a comprehensive computer and communication services suite. MTM Technologies' maintains sales, technology labs, help desk, network management operation centers, training and service facilities in Valley Cottage, New York, New York City, Connecticut, and California. MTM is an authorized reseller/partner and integrator for Microsoft, HP, Cisco Systems, Citrix, Lexmark, Intel Corp, IBM, Dell Computer, Nortel and Novell. For more information visit our web site at www.mtm.com.

ABOUT NETWORK CATALYST, INC.

Network Catalyst, Inc. provides Security, Convergence and Infrastructure technologies through highly skilled professionals and a commitment to design, build and manage the best integrated network solutions for today's most dynamic enterprises. Network Catalyst, Inc. is headquartered in Irvine, California.

ABOUT PEQUOT VENTURES

Pequot Ventures is the direct venture investment arm of Pequot Capital Management, Inc. and has a direct investment focus on today's most dynamic startup, growth stage and later-stage companies in the technology, telecommunications, defense and healthcare sectors. Pequot creates value by bringing energy and substantial industry expertise to its portfolio companies through the collective intellectual capital, deep operating experience and extensive network of its investment team. The firm leverages its unique multi-billion dollar presence across both public and private equity markets to help build competitive, sustainable businesses in fast changing environments throughout their lifecycle. Pequot accomplishes this goal in close partnership with the founders and management teams of its portfolio companies.



"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company's expectations or future events.



For More Information Contact:        John F. Kohler
                                     MTM Technologies, Inc.
                                     Phone:  (845) 268-5000 X 221
                                     Fax:    (845) 268-9695
                                     Email:  Investorrelations@mtm.com


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